[ARTHUR ANDERSEN LETTERHEAD]





          December 21, 1994




          First Commerce Corporation:

          We are aware that First Commerce Corporation has incorporated by reference in its Registration Statement its Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994, which include our reports dated April 13, 1994, July 13, 1994, and October 12, 1994, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

          Very truly yours,



          Arthur Andersen LLP